                                   EXHIBIT 11
                             CT COMMUNICATIONS, INC.
                                AND SUBSIDIARIES

                        Computation of Earnings Per Share

                                      Three Months Ended              Nine Months Ended
                                          September 30,                  September 30,
                                      2002           2001             2002            2001
                                      ----           ----             ----            ----
Computation of share totals
used in computing earnings
per share:

Weighted average number
  of shares outstanding             18,670,834     18,797,855       18,721,329       18,834,216

Basic average shares
  a-outstanding                     18,670,834     18,797,855       18,721,329       18,834,216

Incremental shares
  arising from out-
  standing stock
  options                               41,843         47,233           41,373           40,961
                                  ------------    -----------     ------------     ------------
  b-Totals                          18,712,677     18,845,088       18,762,702       18,875,177
                                  ============    ===========     ============     ============
  c-Net Income (Loss)             $   (441,086)   $ 2,797,185     $  5,132,123     $  7,913,746
                                  ============    ===========     ============     ============

Net Income Per Share
  Basic - c/a                     $      (0.02)   $      0.15     $       0.27     $       0.42
                                  ============    ===========     ============     ============

Net Income Per Share
assuming full dilution c/b        $      (0.02)   $      0.15     $       0.27     $       0.42
                                  ============    ===========     ============     ============
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